Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3, No. 333-00000) and related Prospectus of Eagle Bulk Shipping Inc. for the registration of debt or equity securities and to the incorporation by reference therein of our reports dated February 27, 2009, with respect to the consolidated financial statements of Eagle Bulk Shipping Inc., and the effectiveness of internal control over financial reporting of Eagle Bulk Shipping Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
February 27, 2009

SK 25083 0001 971457